Exhibit 99.3

QualTek Services Inc. Receives Nasdaq Delisting Notice

BLUE BELL, PA May 31, 2023 - QualTek Services Inc. (NASDAQ: QTEK), today announced that it was notified by the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) that Nasdaq had determined to delist the Company’s common stock as a result of the Company’s commencement of voluntary proceedings under Chapter 11 of the United States Bankruptcy Code. Nasdaq informed the Company that trading in the Company’s common stock would be suspended at the opening of business on June 2, 2023.

QualTek Services Inc. and certain of its subsidiaries filed for voluntary Chapter 11 protection on May 24, 2023.

About the Company

Founded in 2012, QualTek is a leading technology-driven provider of infrastructure services to the 5G wireless, telecom, power grid modernization and renewable energy sectors across North America. QualTek has a national footprint with more than 65 operation centers across the U.S. and a workforce of over 5,000 people. QualTek has established a nationwide operating network to enable quick responses to customer demands as well as proprietary technology infrastructure for advanced reporting and invoicing. The Company reports within two operating segments: Telecommunications, and Renewables and Recovery and has already become a leader in providing disaster recovery logistics and services for electric utilities. For more information, please visit https://www.qualtekservices.com.

Contacts

Media & Investor Relations
C Street Advisory Group
QualTek@thecstreet.com